Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Spectrum Brands, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-135274) on Form S-3 and (Nos. 333-39239, 333-41815, 333-42443, 333-68250, and 333-117567) on Forms S-8, of Spectrum Brands, Inc. of our reports dated December 14, 2007, with respect to the consolidated balance sheets of Spectrum Brands, Inc. and subsidiaries (the Company) as of September 30, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss) and cash flows and the related financial statement schedule for each of the years in the three-year period ended September 30, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2007, and the effectiveness of internal control over financial reporting as of September 30, 2007, which reports appear in the annual report on Form 10-K of Spectrum Brands, Inc.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, as of September 30, 2007.

/s/ KPMG LLP

Atlanta, Georgia

December 14, 2007